SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

Amendment No. 1

Charter Medical Corp.
(Name of Issuer)

Common
(Title of Class of Securities)

161241708000
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.
161241708000


1)  Names of Reporting Person

Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        585,000

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        585,000

    8)  Shared Dispositive Power
        290

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        585,290
10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9


   2.34%


12)  Type of Reporting Person

BD

CUSIP No.
161241708000


1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person
13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        585,000

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        585,000

    8)  Shared Dispositive Power
        290

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        585,290

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)



11)  Percent of Class Represented by Amount in Row 9

  2.34%



12)  Type of Reporting Person

HC/CO

CUSIP No.
161241708000


1)  Names of Reporting Person

American Express Company
S.S. or I.R.S. Identification No. of Above Person
13-4922250


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
New York

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        585,000

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        585,000

    8)  Shared Dispositive Power
        290

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        585,290

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)



11)  Percent of Class Represented by Amount in Row 9

  2.34%



12)  Type of Reporting Person

HC/CO

Item 1(a).  Name of Issuer: Charter Medical Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            577 Mulberry Street
            Macon, GA 31298

Item 2(a).  Name of Person Filing:

Lehman Brothers Inc.
Lehman Brothers Holdings Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

3 World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Common

Item 2(e).  CUSIP Number:

161241708000

Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

The persons filing this statement are Lehman Brothers Inc., a Broker/Dealer registered under Section 15 of the Act, and Lehman
Brothers Holdings Inc. and American Express Company, parent holding companies in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1993

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

This Statement is being filed to report that as of December 31, 1993 the Reporting Persons have ceased to be the beneficial owners of more than 5% of the class of securities covered by this report.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding
Company

See Exhibit 1

Item 8.  Identification and Classification of Members of the Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  December 31, 1993

LEHMAN BROTHERS INC.



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Senior Vice President
Secretary


LEHMAN BROTHERS HOLDINGS INC.



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Vice President
Assistant Secretary


AMERICAN EXPRESS COMPANY



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

Exhibit Index



Exhibit I   Identification and Classification of Relevant
            Subsidiaries

EXHIBIT I
TO SCHEDULE 13G



The persons filing this statement are Lehman Brothers Inc., a registered Broker/Dealer and Lehman Brothers Holdings Inc. and
American Express Company, parent holding companies. The relevant subsidiary is Lehman Brothers Inc.

Attachment 1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934


Charter Medical Corp.
(Name of Issuer)

Common
(Title of Class of Securities)

161241708
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
( x )

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.
161241708

1)  Names of Reporting Person

Shearson Lehman Brothers Inc.
S.S. or I.R.S. Identification No. of Above Person
13-2518466


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing

3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware
Number of Shares
Beneficially Owned
by Each Reporting
Person With

    5)  Sole Voting Power
        2,320,932

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        2,321,308

    8)  Shared Dispositive Power
        10,305

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        2,331,613

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

     (___)

11)  Percent of Class Represented by Amount in Row 9

9.4%

12)  Type of Reporting Person

BD


CUSIP No.
161241708

1)  Names of Reporting Person

American Express Company
S.S. or I.R.S. Identification No. of Above Person
13-4922250

2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing

3)  SEC Use Only

4)   Citizenship or Place of Organization

New York

Number of Shares
Beneficially Owned
by Each Reporting
Person With

    5)  Sole Voting Power
        2,320,932

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        2,321,308

    8)  Shared Dispositive Power
        10,305

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        2,331,613

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)


11)  Percent of Class Represented by Amount in Row 9

9.4%


12)  Type of Reporting Person

HC/CO

Item 1(a).  Name of Issuer:  Charter Medical Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

577 Mulberry Street
Macon, GA 31298

Item 2(a).  Name of Person Filing:

Shearson Lehman Brothers Inc.
American Express Company

Item 2(b).  Address of Principal Business Office:

American Express Tower
World Financial Center
New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Common

Item 2(e).  CUSIP Number:

161241708

Item 3.  Information if statement is filed pursuant to Rules 13d-
1(b) or
13d-2(b):

The persons filing this statement are Shearson Lehman Brothers
Inc., a Broker/Dealer registered under Section 15 of the Act, and American Express Company, a parent holding company in accordance with Section 240.13d-1(b)(ii)(G).

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1992

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)    sole power to vote or to direct the vote

(ii)   shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)   shared power to dispose or to direct the disposition

See Items 5-8 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding
Company

See Exhibit 1

Item 8.  Identification and Classification of Members of the Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.



Dated:  February 12, 1993

SHEARSON LEHMAN BROTHERS INC.



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Senior Vice President
Associate General Counsel



AMERICAN EXPRESS COMPANY



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Authorized Representative

Exhibit Index



Exhibit I  Identification and Classification of Relevant
Subsidiaries

Exhibit II  Statement of Shearson Lehman Brothers Inc.

Exhibit III  Statement of American Express Company

EXHIBIT I
TO SCHEDULE 13G



The persons filing this statement are Shearson Lehman Brothers
Inc., a registered Broker/Dealer, and American Express Company, a parent holding company. The relevant subsidiary is Shearson Lehman Brothers Inc.

EXHIBIT II

to

SCHEDULE 13G

under the

Securities Exchange Act of 1934



Pursuant to Rule 13d-1(f) (1) Shearson Lehman Brothers Inc., affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.



Shearson Lehman Brothers Inc.



By:  /s/ Karen C. Manson
     -------------------
Name:  Karen C. Manson
Title: Senior Vice President
Associate General Counsel

EXHIBIT III

to

SCHEDULE 13G

under the

Securities Exchange Act of 1934



American Express Company, American Express Tower, World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this
Schedule 13G.

Pursuant to Rule 13d-1(f)(1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the Comptroller, the Secretary, and the General Counsel or any Associate General Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


AMERICAN EXPRESS COMPANY



By:  /s/ Stephen P. Norman
     ---------------------
Name:  Stephen P. Norman
Title: Secretary

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